                                                                     EXHIBIT 2.4

                  FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT


     THIS FIRST AMENDMENT, dated October 21, 1998 ("Amendment"), to the Stock Purchase Agreement (the "Original Agreement"), dated June 12, 1998, among Nationwide Electric, Inc., a Delaware corporation ("NEI"), The Allison Company, a Georgia corporation (the "Company"), the shareholders of the Company ("Shareholders"), and Allison-Smith Company, a Georgia corporation (the "Operating Company") (capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Original Agreement).

     WHEREAS, NEI has determined not to conduct an Initial Public Offering of its common stock at this time; and

     WHEREAS, notwithstanding the decision not to proceed with such offering at this time, the parties to the Original Agreement desire to proceed with the closing of the exchange of Company Stock for cash and stock of NEI in accordance with the terms and conditions of the Original Agreement as amended by this Amendment; and

     WHEREAS, in lieu of such offering, NEI has determined to conduct a private offering of its securities, a portion of the proceeds of which will be used to provide cash necessary to consummate the transactions contemplated by the NEI Plan of Organization.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree to amend the Agreement as follows:

     1. Amendment to Article I. Article I of the Agreement is hereby amended as follows:

          (a)  The following shall be added to such Article I:

          "Private Offering Memorandum" shall mean the private offering memorandum, dated September 29, 1998, prepared by NEI in connection with the offering of capital stock of NEI in an offering which will be exempt from the registration requirements of the 1933 Act, as it may be amended to reflect (i) negotiations between the proposed purchasers of such stock, and
     (ii) the termination of the Asset Purchase Agreement, dated June 2, 1998, between NEI, Potter Electric Company and Ralph Pangonis, Sr.

          "Purchasers" shall mean the prospective purchasers of stock of NEI offered pursuant to the Private Offering Memorandum.

          "Series B Convertible Preferred Stock" shall mean the Series B Convertible Preferred Stock, par value $.01 per share, of NEI.

          "Series C Convertible Preferred Stock" shall mean the Series C Convertible Preferred Stock, par value $.01 per share, of NEI.

          (b) All references to the "Registration Statement" and/or the "Prospectus" (except as either of those terms may be used in the Agreement without initial capital letters) shall be deleted and replaced by the "Private Offering Memorandum." All references to "Allison-Smith Electric Company, Inc." shall refer to Allison-Smith Company, a Georgia corporation.

          (c) The following definitions set forth in the Original Agreement shall be deleted in their entirety and the following definitions shall be substituted in lieu thereof:

          "Other Founding Company" shall mean Henderson Electric Company, Inc., a Kentucky corporation.

          "NEI Plan of Organization" shall mean the acquisition or merger of the Founding Companies by or into NEI or its subsidiaries.

          (d) The following definitions set forth in the Original Agreement shall be deleted in their entirety: "Effective Date," "IPO," "Pricing," "Prospectus," "Registration Statement" and "Underwriters."

     2. Amendment to Section 2.2. Section 2.2 of the Agreement is amended by deleting the first sentence of Section 2.2 of the Original Agreement in its entirety and substituting in lieu thereof the following sentence:

     The aggregate Purchase Price to be received by the Shareholders in exchange for the Company Stock shall consist of cash and shares of NEI Stock determined in accordance with SCHEDULE 2.2 attached hereto; provided, however, that the actual number of shares of NEI Stock shall be based upon a value of $12.00 per share of NEI Stock, rounded up to the nearest whole share; provided, further, that if the price per share in NEI's next round of financing (which is a bona fide third party transaction involving the sale of securities for aggregate consideration in excess of $1,000,000) subsequent to the private placement to Kansas City Power & Light Company or its affiliates in which it acquired 500,000 shares of Series B Preferred Stock and 1,000,000 shares of Class B Nonvoting Common Stock at a price of $12.00 per share (with certain ratchet protections substantially similar to those provided for in this Section 2.2), whether in a private placement or an initial public offering (the "Price") is less than $12.00 per share, then an additional number of shares shall be issued to the Shareholders, in the same proportions set forth above, as if such Price had been used in making the computation in the immediately preceding clause, less the number of shares of NEI Stock issued at the Closing.

     3. Amendment to Section 2.3. Section 2.3 of the Agreement is amended by deleting the clause "which may be prior or subsequent to the Pricing," in the first sentence of Section 2.3 of the Original Agreement.

     4. Amendment to Section 2.4. Section 2.4 of the Agreement is amended by deleting the clause "which shall be not later than 15 days after the closing of the IPO," in the first sentence of Section 2.4 of the Original Agreement and substituting therefor "which shall occur not later than 15 days following the date of the Amendments.

     5. Deletion of Section 2.5. Section 2.5 of the Original Agreement is deleted in its entirety.

     6. Amendment to Section 3.23.2. Section 3.23.2 of the Agreement is amended by deleting the first sentence of Section 3.23.2 of the Original Agreement in its entirety and substituting in lieu thereof the following sentence:

     If, prior to the Closing Date, the Company or the Operating Company or any Shareholder becomes aware of any fact or circumstance which would affect in any material respect the accuracy of a representation or warranty of the Company or the Operating Company or the Shareholders in this Agreement or a representation or disclosure with respect to the Company or the Operating Company or the Shareholders in the Private Offering Memorandum, the Company, the Operating Company and the Shareholders shall immediately give notice of such fact or circumstance to NEI.

     7. Amendment to Section 3.24. Section 3.24 of the Agreement is amended by deleting the first sentence of Section 3.24 of the Original Agreement in its entirety and substituting in lieu thereof the following sentence:

          3.24 Acknowledgment. The Shareholders acknowledge and agree: (a) that there exists no firm commitment, binding agreement or promise of any kind, express or implied, that the offering described in the Private Offering Memorandum will be consummated; (b) that neither NEI or any of its officers, directors, agents or representatives nor any Purchasers shall have any liability to the Company, the Operating Company, the Shareholders or any other Person for any failure of the private offering described in the Private Offering Memorandum to be consummated or the failure of NEI to sell its securities in such offering at a particular price or within a particular range of prices or to occur at all; (c) that NEI has not committed to pay any dividends on the NEI Stock and that, in all likelihood, no dividends will be paid on the NEI Stock in the foreseeable future; (d) that there is no guaranty the NEI Stock will appreciate or not depreciate in value, that an active market will exist for the NEI Stock, or that the Shareholders will be able in the future to sell their NEI Stock at a price equal to or greater than the offering price described in the Private Offering Memorandum; and (e) that the decision of the Shareholders to enter into this Agreement and to exchange the Company

     Stock for NEI Stock and cash has been made independent of, and without reliance upon, any statements, opinions, communications or due diligence investigations made or performed by any Purchasers.

     8. Amendment to Section 4.3. Section 4.3 of the Agreement is hereby amended by deleting the first sentence of Section 4.3 of the Original Agreement in its entirety and substituting in lieu thereof the following sentence:

     The authorized capital stock of NEI consists of (a) 30,000,000 shares of voting common stock, par value $.01 per share, (b) 1,200,000 shares of Class A Nonvoting Common Stock, par value $.01 per share, (c) 1,250,000 shares of Class B Nonvoting Common Stock, par value $.01 per share, and (d) 10,000,000 shares of Preferred Stock, par value $.01 per share, of which 6,000 shares have been designated Series A Nonvoting Convertible Preferred Stock, 1,000,000 shares have been designated Series B Convertible Preferred Stock and 1,000,000 shares have been designated Series C Convertible Preferred Stock, and all such shares are free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind.

     9. Amendment to Section 4.4. Section 4.4 of the Agreement is hereby amended by deleting Section 4.4 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 4.4:

          4.4 Transactions in Capital Stock. Except (i) for the Other Agreements and the rights and privileges associated with the 6,000 shares of Series A Nonvoting Convertible Preferred Stock, the 500,000 shares of Series B Preferred Stock, 1,089,999 shares of Class A Nonvoting Common Stock and 1,000,000 shares of Class B Nonvoting Common Stock issued to KLT Energy Services, Inc., (ii) for the shares of Series C Preferred Stock available for issuance upon exchange of NEI Stock being offered to the shareholders of the Founding Companies, (iii) as contemplated by the Private Offering Memorandum, including, without limitation, the grant and exercise of options to employees of NEI and its subsidiaries, and (iv) in connection with any future acquisitions, mergers or financings which may be conducted by NEI or its subsidiaries: (a) there are no options, warrants, calls, conversion rights or commitments of any kind which obligate NEI to issue any of its authorized but unissued capital stock; and (b) NEI has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its securities or any interest therein or to pay any dividend or make any distribution in respect thereof.

     10. Amendment to Section 4.8.3. Section 4.8.3 of the Agreement is hereby amended by deleting clauses (a) and (b) and the words "and (c)" of Section 4.8.3 set forth in the Original Agreement in their entirety.

     11. Deletion of Section 4.13. Section 4.13 of the Original Agreement is deleted in its entirety.

     12. Amendment to Section 5.1. Section 5.1 of the Agreement is hereby amended by deleting Section 5.1 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 5.1:

          5.1 Access. Shareholders, the Company and the Operating Company shall permit NEI and its representatives and the Purchasers and their representatives to perform such reasonable inspections, investigations and due diligence with respect to the Company and the Operating Company and their respective assets, business and financial condition as NEI or the Purchasers reasonably deem advisable. Shareholders, the Company and the Operating Company shall provide NEI and its representatives and the Purchasers and their representatives full access to and an opportunity to inspect all properties, facilities, books, records, accounts, contracts and documents of the Company and the Operating Company, and shall make themselves, their counsel and the officers and employees of the Company and the Operating Company reasonably available to NEI and its representatives and the Purchasers and their representatives and otherwise cooperate with NEI's and the Purchasers' due diligence investigations. Shareholders and the Company shall furnish NEI and its representatives and the Purchasers and their representatives all information with respect to the business and affairs of the Company and the Operating Company as any such persons may reasonably request. Shareholders, the Company and the Operating Company shall permit NEI and its representatives and the Purchasers and their representatives to have access to other third parties, including contractors, suppliers and bankers with which the Company or the Operating Company does business, as reasonably required for verification of any information obtained by NEI or the Purchasers during their due diligence investigation. Shareholders and the Company shall permit NEI to conduct appraisals of the Operating Company's equipment and/or real estate at NEI's expense. NEI will provide prior notice to and will coordinate such due diligence investigations with Shareholders to avoid disruption or undue interference with the operations of the Operating Company or relations with customers or other third parties. Shareholders shall deliver to NEI copies of all environmental audits, risk assessments and other investigations performed with respect to the Operating Company or its assets at any time prior to the Closing Date. Notwithstanding the foregoing, the representations and warranties in Article III shall not be affected by any due diligence investigation conducted by NEI, the Purchasers or their respective representatives.

     13. Amendment to Section 5.16. Section 5.16 of the Agreement is hereby amended by deleting Section 5.16 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 5.16:

          5.16 Cooperation in Preparation of Private Offering Memorandum. The Company, the Operating Company and the Shareholders shall furnish or cause to be furnished to NEI all information concerning the Company, the Operating Company and the Shareholders required for inclusion in, and will cooperate in all reasonable respects with NEI in the preparation of, the Private Offering Memorandum (including audited and unaudited historical and pro forma financial statements prepared in accordance with GAAP, in form suitable for inclusion in the Private Offering Memorandum). The disclosure of information with respect to the Company, the Operating Company and the Shareholders in the Private Offering Memorandum and in the conduct of the offering described therein shall not constitute a violation of any confidentiality agreement, including Section
     11.2 of this Agreement, among the parties hereto. All information and disclosures provided by Shareholders, the Operating Company or the Company in accordance with this Section 5.16 shall be subject to the provisions of Sections 3.23, 3.24 and 3.26 hereof. The Company, the Operating Company and the Shareholder Representative agree promptly to advise NEI if at any time prior to the Closing Date they discover that any information contained in the Private Offering Memorandum concerning the Company, the Operating Company or the Shareholders becomes inaccurate or incomplete in any material respect, and to provide the information needed to correct any such inaccuracy. NEI shall reimburse Shareholders for any legal and accounting fees incurred by them in performing the covenants in this Section 5.16, up to a maximum aggregate reimbursement of $2,000.

     14. Amendment to Section 5.17. Section 5.17 of the Agreement is hereby amended by deleting Section 5.17 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 5.17:

          5.17 Authorized Capital. Prior to the Closing Date, NEI shall maintain its authorized capital stock as set forth in Section 4.3 hereof.

     15. Amendment to Section 6.3. Section 6.3 of the Agreement is hereby amended by deleting Section 6.3 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 6.3:

          6.3 No Litigation. No action or proceeding before any court or governmental agency shall have been instituted or threatened to restrain or prohibit the purchase and sale of the Company Stock or the private offering described in the Private Offering Memorandum.

     16. Deletion of Section 6.5. Section 6.5 of the Original Agreement is deleted in its entirety.

     17. Amendment to Section 6.7. Section 6.7 of the Agreement is hereby amended by deleting Section 6.7 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 6.7:

          6.7 Opinion of Counsel. Shareholders shall have received from NEI's counsel a written opinion, dated as of the Closing Date, in substantially the form attached hereto as Schedule 6.7.

     18. Amendment to Section 6.8. Section 6.8 of the Agreement is hereby amended by deleting Section 6.8 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 6.8:

          6.8 No Material Adverse Change. There shall not have been any material adverse change in the business or financial condition of NEI on a consolidated basis from that reflected in the Private Offering Memorandum, and the closing of Other Agreement with the Other Founding Company shall have occurred, or shall occur simultaneously with Closing of this Agreement.

     19. Amendment to Section 7.8. Section 7.8 of the Agreement is hereby amended by deleting Section 7.8 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 7.8:

          7.8 Opinion of Counsel. NEI shall have received from Shareholders' counsel a written opinion, dated as of the Closing Date, in substantially the form attached hereto as Schedule 7.8.

     20. Amendment to Section 7.11. Section 7.11 of the Agreement is hereby amended by deleting Section 7.11 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 7.11:

          7.11 No Litigation. No action or proceeding before any court or governmental agency shall have been instituted or threatened to restrain or prohibit the purchase and sale of the Company Stock.

     21. Amendment to Section 7.14. Section 7.14 of the Agreement is hereby amended by deleting Section 7.14 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 7.14:

          7.14 Other Founding Company. NEI shall have entered into the Other Agreement with the Other Founding Company and the closing of Other Agreement with the Other Founding Company shall have occurred, or shall occur simultaneously with Closing of this Agreement.

     22. Deletion of Section 7.16. Section 7.16 of the Original Agreement is deleted in its entirety.

     23.  New Section 8.6.  The Agreement is amended by adding the following new
Section 8.6:

          8.6 Exchange Right. If on or before December 31, 1999, NEI has not consummated an initial public offering of its NEI Stock, the Shareholders shall have the right to exchange their shares of NEI Stock received pursuant to this Agreement for an equal number of shares of Series C Convertible Preferred Stock upon the surrender to NEI of the certificates evidencing such shares of NEI Stock endorsed in blank. Upon receipt of such certificates from a Shareholder endorsed in blank, NEI shall promptly deliver to such Shareholder a certificate evidencing an equal number of shares of Series C Convertible Preferred Stock. Upon issuance, all shares of Series C Convertible Preferred Stock will be duly authorized, validly issued, fully paid and nonassessable and will be offered and issued by NEI in compliance with all applicable securities laws.

     24.  Amendment to Section 9.1.  Clause (c) of the first sentence of Section
9.1 of the Agreement is hereby amended by deleting such clause in the Original Agreement in its entirety and substituting in lieu thereof the following new clause (c) to the first sentence of Section 9.1:

     (c) any liability under the 1933 Act, the 1934 Act or other federal or state law or regulation, at common law or otherwise, arising out of or based upon any untrue statement or alleged untrue statement of material fact relating to the Company or the Operating Company or the Shareholders which was based upon information provided to NEI or its counsel by the Company or the Operating Company or the Shareholders and contained in the Private Offering Memorandum, or arising out of or based upon any omission or alleged omission to state therein a material fact relating to the Company or the Operating Company or the Shareholders required to be stated therein or necessary to make the statements therein not misleading; provided, that such indemnity shall not inure to the benefit of NEI to the extent such untrue statement (or alleged untrue statement) was made in, or omission (or alleged omission) occurred in, any preliminary draft of the Private Offering Memorandum and the Shareholders provided written corrected information to NEI for inclusion in the final Private Offering Memorandum and such information was not so included, and provided further, that no Shareholder shall be liable for any indemnification pursuant to this
     Section 9.1(c) to the extent solely attributable to a breach of any representation, warranty or agreement made by any other Shareholder;

     25.  Amendment to Section 9.2.  Clause (c) of the first sentence of Section
9.2 of the Agreement is hereby amended by deleting such clause in the Original Agreement in its entirety and substituting in lieu thereof the following new clause (c) to the first sentence of Section 9.2:

     (c) any liability under the 1933 Act, the 1934 Act or other federal or state law or regulation, at common law or otherwise arising in connection with the Other Agreements, or arising out of or based upon any untrue statement or alleged untrue statement of material fact relating to NEI or any of the Other Founding Companies contained in the Private Offering Memorandum or arising out of or based upon any omission or alleged omission to state therein a material fact relating to NEI or any of the Other Founding Companies required to be stated therein or necessary to make the statements therein not misleading, except to the extent such statement or omission relates to the Company, the Operating Company or the Shareholders;

     26. Amendment to Section 10.1. Section 10.1 of the Agreement is hereby amended by deleting Section 10.1 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 10.1:

          10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, but only:

               10.1.1 By the mutual written consent of NEI and the Shareholders;

               10.1.2 By the Shareholders if this transaction shall not have Closed by January 22, 1999, for any reason other than failure of the Shareholders to satisfy any of the conditions in Article VII which are within their control;

               10.1.3 By the Shareholders, the Company and the Operating Company if the applicable conditions set forth in Article VI hereof have not been satisfied or waived by January 22, 1999;

               10.1.4 By NEI if the applicable conditions set forth in Article VII hereof have not been satisfied or waived by January 22, 1999; or

               10.1.5 By NEI if NEI in its sole discretion elects not to consummate the securities offering described in the Private Offering Memorandum or if NEI in its sole discretion elects not to proceed with the NEI Plan of Organization.

     27. Amendment to Section 11.2.1. Section 11.2.1 of the Agreement is hereby amended by deleting Section 11.2.1 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 11.2.1:

          11.2.1 Shareholders jointly and severally agree that they shall not disclose to any Person (other than NEI and its representatives and the Purchasers and their representatives) nor use for any purpose (other than in connection with the offering described in the Private Offering Memorandum or the conduct of the Operating Company's business prior to the Closing Date or pursuant to any subpoena or order of any court or administrative agency) any confidential information, trade secrets, customer lists, price lists, bids, technical know-how or other confidential or proprietary information of or with respect to the Company or the Operating Company, whether or not marked or specifically identified as confidential.

     28. Amendment to Section 14.1. Section 14.1 of the Agreement is amended by adding the following clause (c) to the end of the first sentence of Section
14.1 of the Original Agreement:

     or, (c) a registration statement filed with the SEC pursuant to the 1933 Act in connection with NEI's initial public offering.

     29. Amendment to Section 14.6.1. Section 14.6.1 of the Agreement is hereby amended by deleting Section 14.6.1 set forth in the Original Agreement in its entirety and substituting in lieu thereof the following new Section 14.6.1:

          14.6.1 Make current public information regarding NEI available as contemplated in Rule 144 under the 1933 Act for a period of five years beginning 90 days following the effective date of the registration statement filed with the SEC pursuant to the 1933 Act in connection with NEI's initial public offering.

     30. Amendment to Section 15.3. The addresses and facsimile numbers for notice pursuant to Section 15.3 of the Agreement for NEI are amended in their entirety by substituting in the following addresses and facsimile numbers:

          If to NEI:       Nationwide Electric, Inc.
                           250 Marquette, Suite 125
                           Minneapolis, MN  55401-2188
                           FAX: (612) 371-8036
                           Attn: President

          with a copy to:  Stinson, Mag & Fizzell, P.C.
                           1201 Walnut Street, Suite 2800
                           Kansas City, MO 64106
                           FAX: (816) 691-3495
                           Attn: John A. Granda, Esq.

     31. Amendment to Section 15.12. Section 15.12 of the Agreement is hereby amended by adding the following subsection (f) to the end of Section 15.12 of the Original Agreement:

          (f) NEI covenants and agrees to cause one or more of the following events to occur as NEI shall determine: (1) the continuation and maintenance of the Allison Smith Company Profit Sharing Plan (the "Plan") in full force and effect for the benefit of participants who shall include the current participants in the Plan during the period described in the following sentence; (2) the merger of the assets of the Plan into another plan (the "Successor Plan") intended to be qualified under Section 401(a) of the Internal Revenue Code, which shall include the current participants in the Plan as participants in the Successor Plan; or (3) the termination of the Plan with the option being given to all participants who are current participants in the Plan to direct the transfer of their account balances to another plan (the

     "Transfer Plan") intended to be qualified under Section 401(a) of the Internal Revenue Code. NEI further covenants and agrees to keep the Plan or the Successor Plan or the Transfer Plan in effect as long as any of the Shareholders remain employed by NEI or any of its affiliates.

     32. Amendment to Schedules. Schedule 2.2 of the Agreement is hereby amended by deleting Schedule 2.2 attached to the Original Agreement in its entirety and substituting in lieu thereof the new Schedule 2.2 attached hereto. Schedules 6.7 and 7.4 attached hereto are added to the Agreement.

     33. Full Force and Effect. All provisions of the Original Agreement not specifically affected by this Amendment shall remain in full force and effect without alteration or modification. Sections of the Original Agreement which are deleted by this Amendment shall remain intentionally omitted and no renumbering of subsequent Section headings shall be made.

     34. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute a single instrument.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

                                        NATIONWIDE ELECTRIC, INC.


                                        By:   /s/ Gregory J. Orman
                                              ----------------------------------
                                        Title:       Chairman of the Board
                                              ----------------------------------
                                                                           "NEI"


SHAREHOLDERS:                           THE ALLISON COMPANY


/s/ Robert Allison                      By:   /s/ Robert Allison
------------------------------------          ----------------------------------
Robert Allison                          Title: President
                                              ----------------------------------
                                                                   The "Company"
/s/ David Cartwright
------------------------------------
David Cartwright                        ALLISON-SMITH COMPANY


/s/ Lanny Thomas                        By:   /s/ Robert Allison
------------------------------------          ----------------------------------
Lanny Thomas                            Title: President
                                              ----------------------------------
                                                         The "Operating Company"

The Allison-Smith Company Profit
Sharing Trust Segregated Accounts
F/B/O Robert Allison, David Cartwright
and Lanny Thomas

By: Compass Bank, Trustee


By: /s/ Joe Stork
   ---------------------------------
Title:  Vice President
      ------------------------------

                                 SCHEDULE 2.2
                                PURCHASE PRICE
                                --------------


TOTAL PURCHASE PRICE DUE AT CLOSING/(1)/  $15,585,000
     Cash                                 65%
     NEI Stock                            35%

ASSETS TO BE RETAINED      All furniture and office furnishings in
BY SHAREHOLDERS            Robert Allison's individual office

LIABILITIES TO BE
LIQUIDATED BY
SHAREHOLDERS PRIOR
TO THE CLOSING DATE                  None

The Purchase Price shall be allocated amongst the Shareholders as follows:

                                                                          Number
                                          Total             Cash        of Shares      Stock          Basket
                                          -----             ----        ---------      -----          ------
Robert Allison                        $4,200,157.50    $4,095,153.56           0     $        0    $105,003.94
Lanny Thomas                             900,033.75       877,532.91           0              0      22,500.84
David Cartwright                         900,033.75       877,532.91           0              0      22,500.84
Robert Allison Segregated Account      6,709,342.50     2,723,268.94     318,195      3,818,340     167,733.56
Lanny Thomas Segregated Account        1,437,716.25       583,565.34      68,184        818,208      35,942.91
David Cartwright Segregated Account    1,437,716.25       583,565.34      68,184        818,208      35,942.91


Robert Allison and the Robert Allison Segregated Account will not share in the Earnout.







--------------------------
     /(1)/     In addition to the cash portion of the Purchase Price payable at
Closing, NEI agrees to pay to the Shareholders as additional Purchase Price, in cash, an earnout amount (the "Earnout") equal to 25% of the amount by which the consolidated EBIT of the Company (without taking into effect any overhead or other costs attributable to NEI or any Other Founding Company) for each of the fiscal years ending March 31, 1999 and 2000 (each, an "Earnout Period") exceeds $2,500,000. For purposes of this provision, "consolidated" shall mean the Company and the Operating Company only. The Earnout, if any, shall be paid by wire transfer to the account or accounts designated by the Shareholder Representative, not later than 15 business days after NEI's independent certified public accountants shall have delivered to NEI, with a copy to the Shareholder Representative, the audited consolidated financial statements of the Company for each fiscal year during the Earnout Period. For purposes of computing the Earnout, NEI shall maintain separate consolidated books and records for the Company and the Operating Company or the Division corresponding thereto.